Exhibit 99.12

Cawley, Gillespie & Associates, Inc.

PETROLEUM CONSULTANTS

6500 RIVER PLACE BLVD, BLDG 3 SUITE 200	306 WEST SEVENTH STREET, SUITE 302	1000 LOUISIANA STREET, SUITE 1900
AUSTIN, TEXAS 78730	FORT WORTH, TEXAS 76102	HOUSTON, TEXAS 77002
512-249-7000	817- 336-2461	713-651-9944
www.cgaus.com

January 8, 2026

Mr. Jerome Silvey

EQV Resources, LLC

P.O. Box 721173

Oklahoma City, OK 73172

	Re:	Evaluation Summary – YE25 SEC Pricing
Pursuant to the Guidelines of the		EQV Resources, LLC Interests
Securities and Exchange Commission for		Various Oil & Gas Assets in Texas
Reporting Corporate Reserves and		Proved Developed Reserves
Future Net Revenue		As of December 31, 2025

Mr. Silvey:

As requested by EQV Resources, LLC (“EQV”), we are submitting our estimates of proved developed reserves and forecasts of economics attributable to EQV ownership interests. We evaluated 100% of EQV reserves in various oil and gas assets located in Texas. This evaluation, effective December 31, 2025, was prepared using constant prices and costs, and conforms to Item 1202(a)(8) of Regulation S-K and other rules of the Securities and Exchange Commission (SEC). This report has been prepared for use in filings with the SEC. In our opinion, the assumptions, data, methods, and procedures used in preparation of this report are appropriate for such purpose.

A composite summary of the proved developed reserves is presented below:

		Proved	Proved	Proved
		Developed	Developed	Developed
		Producing	Shut-In	Total
Net Reserves
Oil	- Mbbl	813.4	0.0	813.4
Gas	- MMcf	41,520.2	0.0	41,520.2
NGL	- Mbbl	3,598.8	0.0	3,598.8
MBOE/6	- Mbbl	11,332.2	0.0	11,332.2
Net Revenue
Oil	- M$	52,008.9	0.0	52,008.9
Gas	- M$	123,132.9	0.0	123,132.9
NGL	- M$	75,743.0	0.0	75,743.0
Severance Taxes	- M$	9,003.0	0.0	9,003.0
Ad Valorem Taxes	- M$	6,047.0	0.0	6,047.0
Future Production Costs	- M$	116,545.1	1,326.0	117,871.1
Future Development Costs	- M$	0.0	0.0	0.0
Abandonment Costs	- M$	24,790.5	0.0	24,790.5
Net Operating Income	- M$	94,499.1	(1,326.0)	93,173.1
10% Disc. Cash Flow (Present Worth)	- M$	57,381.5	(1,235.6)	56,145.9

EQV Resources, LLC Interests

January 8, 2026

Future revenue was calculated prior to deducting state production taxes and ad valorem taxes; however, future net cash flow was calculated after deducting these taxes, future development costs, and future production costs, but before federal income taxes. Future net cash flow has been discounted at an annual rate of ten (10) percent, in accordance with SEC guidelines, to determine net present worth. Present worth indicates the time value of money and should not be construed as being fair market value.

The oil reserves include oil and condensate. Oil and natural gas liquid (“NGL”) volumes are expressed in barrels (42 U.S. gallons). Gas volumes are expressed in thousands of standard cubic feet (“MCF”) at contract temperature and pressure base. Barrels of oil equivalent (“BOE”) is expressed as oil and NGL volumes in barrels plus gas volumes in Mcf divided by six (6) to convert to barrels. Our estimates include proved developed reserves only. No undeveloped locations nor interest in acreage beyond the location of proven developed reserves have been estimated.

Presentation

This report consists of three (3) reserve category sections: Proved Developed (“PD”), Proved Developed Producing (“PDP”) and Proved Developed Shut-In (“PDSI”).

Hydrocarbon Pricing

The base SEC oil and gas prices calculated for year-end 2025 were $65.34/BBL and $3.387MMBTU, respectively. As specified by the SEC, a company must use a 12-month average price, calculated as the unweighted arithmetic average of the first-day-of-the-month price for each month within the 12-month period prior to the end of the reporting period. The base oil price is based upon WTI-Cushing spot market prices during 2025 and the base gas price is based upon Henry Hub spot market prices during 2025.

Adjustments to oil and gas prices were provided by EQV and audited by us at a summary level. The differential calculations appear to be reasonable and appropriate for this evaluation and were accepted as furnished. Adjustments may include basis differentials, treating costs, transportation charges and/or crude quality and gravity corrections. Gas shrinkage factors were applied to each property against gross gas volumes to account for line losses and plant processing. NGL prices were applied to certain properties as provided at a percentage of WTI Cushing crude oil price. As provided by EQV, the liquids yield (NGL/Gas), residue gas BTU (heating value), and gas shrinkage were modeled using well-level historical averages.

After these adjustments, the net realized prices over the life of the proved properties were estimated to be $63.94 per BBL for oil, $2.966 MCF for gas and $21.05 per BBL for NGLs. All economic factors were held constant in accordance with SEC guidelines.

EQV Resources, LLC Interests

January 8, 2026

Economic Parameters and Taxes

Lease operating expenses (Future Production Costs) were provided by EQV and audited by us at a summary level. Our audit determined that the commercial parameters being applied were reasonable and appropriate, and therefore no changes were made to cost parameters. Variable expenses were applied to all wells to capture gas and/or liquids transportation costs plus water disposal costs. Abandonment costs for all operated PDP and PDSI properties were scheduled independently. All expenses applied herein have been reviewed by CGA for accuracy and completeness and were applied as provided by the Company. Costs were not escalated in this report, in accordance with SEC guidelines.

Severance tax rates of 4.6%, 7.5% and 7.5% were applied to oil, gas and NGL revenue, respectively. Certain properties received severance tax breaks and were applied as provided. Ad valorem tax rates were forecast as provided at 2.5% of total revenue.

Reserves Estimation Methods

Reserves assigned to each producing well (PDP) were based on a combination of forecasting methods including decline curve analysis (DCA), regional type curve analysis, and analogy to offset production. Certain new producing properties with very little production history were forecast using a combination of production performance and analogy to similar production, both of which are considered to provide a relatively high degree of accuracy. We evaluated 415 PDP properties for this report, most with monthly production updated through 11/30/2025 as provided by EQV. Within the PDP section are nine (9) salt water disposal (SWD) properties to account for costs and revenues associated with SWD operations. 385 PDSI properties were included in this report and modeled to include operating costs for 18 months. The assumptions, data, methods and procedures used herein are appropriate for the purpose served by this report.

SEC Conformance and Regulations

The reserve classifications and the economic considerations used herein for the SEC pricing scenario conform to the criteria of the SEC as defined in pages one (1) and two (2) of the Appendix. The reserves and economics are predicated on regulatory agency classifications, rules, policies, laws, taxes and royalties currently in effect except as noted herein. The possible effects of changes in legislation or other Federal or State restrictive actions which could affect the reserves and economics have not been considered. However, we do not anticipate nor are we aware of any legislative changes or restrictive regulatory actions that may impact the recovery of reserves.

General Discussion

The estimates and forecasts were based upon interpretations of data furnished by your office and available from our files. Ownership information and economic factors such as liquid and gas prices, price differentials and expenses were furnished by EQV and reviewed by CGA for accuracy and completeness. To some extent information from public records has been used to check and/or supplement these data. The basic engineering and geological data were subject to third party reservations and qualifications. Nothing has come to our attention, however, that would cause us to believe that we are not justified in relying on such data. All estimates represent our best judgment based on the data available at the time of preparation. Due to inherent uncertainties in future production rates, commodity prices and geologic conditions, it should be realized that the reserve estimates, the reserves actually recovered, the revenue derived therefrom and the actual cost incurred could be more or less than the estimated amounts.

EQV Resources, LLC Interests

January 8, 2026

An on-site field inspection of the properties has not been performed. The mechanical operation or condition of the wells and their related facilities have not been examined nor have the wells been tested by Cawley, Gillespie & Associates, Inc. Possible environmental liability related to the properties has not been investigated nor considered. The cost of plugging and the salvage value of equipment at abandonment have been included as provided.

Cawley, Gillespie & Associates, Inc. is a Texas Registered Engineering Firm (F-693), made up of independent registered professional engineers and geologists that have provided petroleum consulting services to the oil and gas industry for over 60 years. This evaluation was supervised by W. Todd Brooker, President at Cawley, Gillespie & Associates, Inc. and a State of Texas Licensed Professional Engineer (License #83462). We do not own an interest in the properties or EQV Resources, LLC and are not employed on a contingent basis. We have used all methods and procedures that we consider necessary under the circumstance to prepare the report to comply with the requirements in Item 1202(a)(8)(viii) of Regulation S-K. Our work papers and related data are available for inspection and review by authorized, interested parties.

Yours very truly,

W. Todd Brooker, P.E.
President
Cawley, Gillespie and Associates, Inc.
Texas Registered Engineering Firm F-693

APPENDIX

Reserve Definitions and Classifications

The Securities and Exchange Commission, in SX Reg. 210.4-10 dated November 18, 1981, as amended on September 19, 1989 and January 1, 2010, requires adherence to the following definitions of oil and gas reserves:

“(22) Proved oil and gas reserves. Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations— prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.

“(i) The area of a reservoir considered as proved includes: (A) The area identified by drilling and limited by fluid contacts, if any, and (B) Adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data.

“(ii) In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons (LKH) as seen in a well penetration unless geoscience, engineering, or performance data and reliable technology establishes a lower contact with reasonable certainty.

“(iii) Where direct observation from well penetrations has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves may be assigned in the structurally higher portions of the reservoir only if geoscience, engineering, or performance data and reliable technology establish the higher contact with reasonable certainty.

“(iv) Reserves which can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when: (A) Successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based; and (B) The project has been approved for development by all necessary parties and entities, including governmental entities.

“(v) Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

“(6) Developed oil and gas reserves. Developed oil and gas reserves are reserves of any category that can be expected to be recovered:

“(i) Through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well; and

“(ii) Through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well.

“(31) Undeveloped oil and gas reserves. Undeveloped oil and gas reserves are reserves of any category that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

“(i) Reserves on undrilled acreage shall be limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic producibility at greater distances.

“(ii) Undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless the specific circumstances, justify a longer time.

“(iii) Under no circumstances shall estimates for undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir, as defined in paragraph (a)(2) of this section, or by other evidence using reliable technology establishing reasonable certainty.

Cawley, Gillespie & Associates, Inc.	Appendix Page 1

“(18) Probable reserves. Probable reserves are those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.

“(i) When deterministic methods are used, it is as likely as not that actual remaining quantities recovered will exceed the sum of estimated proved plus probable reserves. When probabilistic methods are used, there should be at least a 50% probability that the actual quantities recovered will equal or exceed the proved plus probable reserves estimates.

“(ii) Probable reserves may be assigned to areas of a reservoir adjacent to proved reserves where data control or interpretations of available data are less certain, even if the interpreted reservoir continuity of structure or productivity does not meet the reasonable certainty criterion. Probable reserves may be assigned to areas that are structurally higher than the proved area if these areas are in communication with the proved reservoir.

“(iii) Probable reserves estimates also include potential incremental quantities associated with a greater percentage recovery of the hydrocarbons in place than assumed for proved reserves.

“(iv) See also guidelines in paragraphs (17)(iv) and (17)(vi) of this section (below).

“(17) Possible reserves. Possible reserves are those additional reserves that are less certain to be recovered than probable reserves.

“(i) When deterministic methods are used, the total quantities ultimately recovered from a project have a low probability of exceeding proved plus probable plus possible reserves. When probabilistic methods are used, there should be at least a 10% probability that the total quantities ultimately recovered will equal or exceed the proved plus probable plus possible reserves estimates.

“(ii) Possible reserves may be assigned to areas of a reservoir adjacent to probable reserves where data control and interpretations of available data are progressively less certain. Frequently, this will be in areas where geoscience and engineering data are unable to define clearly the area and vertical limits of commercial production from the reservoir by a defined project.

“(iii) Possible reserves also include incremental quantities associated with a greater percentage recovery of the hydrocarbons in place than the recovery quantities assumed for probable reserves.

“(iv) The proved plus probable and proved plus probable plus possible reserves estimates must be based on reasonable alternative technical and commercial interpretations within the reservoir or subject project that are clearly documented, including comparisons to results in successful similar projects.

“(v) Possible reserves may be assigned where geoscience and engineering data identify directly adjacent portions of a reservoir within the same accumulation that may be separated from proved areas by faults with displacement less than formation thickness or other geological discontinuities and that have not been penetrated by a wellbore, and the registrant believes that such adjacent portions are in communication with the known (proved) reservoir. Possible reserves may be assigned to areas that are structurally higher or lower than the proved area if these areas are in communication with the proved reservoir.

“(vi) Pursuant to paragraph (22)(iii) of this section (above), where direct observation has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves should be assigned in the structurally higher portions of the reservoir above the HKO only if the higher contact can be established with reasonable certainty through reliable technology. Portions of the reservoir that do not meet this reasonable certainty criterion may be assigned as probable and possible oil or gas based on reservoir fluid properties and pressure gradient interpretations.”

Instruction 4 of Item 2(b) of Securities and Exchange Commission Regulation S-K was revised January 1, 2010 to state that “a registrant engaged in oil and gas producing activities shall provide the information required by Subpart 1200 of Regulation S–K.” This is relevant in that Instruction 2 to paragraph (a)(2) states: “The registrant is permitted, but not required, to disclose probable or possible reserves pursuant to paragraphs (a)(2)(iv) through (a)(2)(vii) of this Item.”

“(26) Reserves. Reserves are estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project.

“Note to paragraph (26): Reserves should not be assigned to adjacent reservoirs isolated by major, potentially sealing, faults until those reservoirs are penetrated and evaluated as economically producible. Reserves should not be assigned to areas that are clearly separated from a known accumulation by a non-productive reservoir (i.e., absence of reservoir, structurally low reservoir, or negative test results). Such areas may contain prospective resources (i.e., potentially recoverable resources from undiscovered accumulations).”

Cawley, Gillespie & Associates, Inc.	Appendix Page 2